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                                                                       Exhibit 5

                    [Letterhead of Appleby Spurling & Kempe]

                                                                  23 August 2001

Tyco International Ltd.
The Zurich Centre, Second Floor
90 Pitts Bay Road
Pembroke HM 08

Dear Sirs

Tyco International Ltd. (the "Company")

   We have acted as attorneys in Bermuda for the Company to address this opinion to you in connection with the Registration Statement on Form S-4 (File No. 333-[ ]) (the "Registration Statement") filed by the Company with the United States Securities and Exchange Commission under the Securities Act of 1933 (as amended). Pursuant to the Registration Statement, Tyco Acquisition Corp. XXIV (NV) ("Tyco Acquisition"), a wholly owned subsidiary of the Company, has offered to exchange (the "Offer") a fraction of a common share, of par value $0.20 per share, of the Company (the "Common Shares"), for each outstanding share of common stock, par value $0.01 per share, of Sensormatic Electronics Corporation, a Delaware corporation ("Sensormatic") in connection with the proposed merger of Sensormatic with and into Tyco Acquisition pursuant to the Agreement and Plan of Merger by and between Tyco Acquisition and Sensormatic dated as of August 3, 2001 (the "Merger Agreement"). The Merger Agreement includes a Guarantee whereby the Company has agreed to guarantee the obligations of Tyco Acquisition under the Merger Agreement (the "Guarantee").

   For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (the "Documents").

Assumptions

   In stating our opinion we have assumed:

  (a) the authenticity, accuracy and completeness of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, notarised or photostatic copies;

  (b) the genuineness of all signatures on the documents we have reviewed;

  (c) the authority, capacity and power of each of the persons signing the documents which we have reviewed (other than the Directors or Officers of the Company);

  (d) that any factual statements made in any of the Documents are true, accurate and complete;

  (e) that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the execution or delivery of the Merger Agreement or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Merger Agreement is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

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  (f) that all information contained in the records the subject of the
      Company Search which is material for the purposes of this opinion was complete and accurate at the time of such search and such information has not since the date of the Company Search been materially altered;

  (g) that all information contained in the records the subject of the Litigation Search which is material for the purposes of this opinion was complete and accurate at the time of such search and such information has not since the date of the Litigation Search been materially altered;

  (h) that the Resolutions are in full force and effect and have not been rescinded, either in whole or in part, and accurately record the relevant resolutions passed by the Executive Committee of the Board of Directors and by the Board of Directors;

  (i) that Tyco Acquisition and the Company have entered into their respective obligations under or pursuant to the Merger Agreement, as the case may be, in good faith for the purpose of carrying on their business and that, at the time they did so, there were reasonable grounds for believing that the transactions contemplated by the Merger Agreement would benefit Tyco Acquisition and the Company;

  (j) that the Merger Agreement constitutes legal, valid and binding obligations of each of the parties thereto, enforceable in accordance with its respective terms, under the laws of the State of New York by which it is expressed to be governed; and

  (k) that when filed, the Prospectus will not differ in any material respect from the draft which we have examined for the purpose of this opinion.

Opinion

   Based upon and subject to the foregoing and subject to the reservations mentioned below and to any matters not disclosed to us, we are of the opinion that:

  (1) The Company is an exempted company incorporated with limited liability and is validly existing under the laws of Bermuda. The Company possesses the capacity to sue and be sued in its own name and is in good standing under the laws of Bermuda.

  (2) All necessary corporate action required to be taken pursuant to Bermuda law has been taken by or on behalf of the Company and all the necessary authorisations and approvals of governmental authorities in Bermuda have been duly obtained for the issue of the Common Shares.

  (3) When the Common Shares have been issued and exchanged for shares of common stock of Sensormatic for pursuant to and in accordance with the terms and conditions referred to or summarised in the Offer, the Resolutions, the Merger Agreement and the Prospectus, and upon completion of the transactions provided for in the Merger Agreement, the Common Shares will be validly issued, fully paid and non-assessable shares in the capital of the Company.

  (4) The acquisition of the Common Shares by the shareholders of Sensormatic in accordance with the Offer and the Merger Agreement will not breach or conflict with and will not constitute a default or violation of any of the terms or provisions of the Company's Constitutional Documents.

  (5) There are no taxes, duties or other charges payable to or chargeable by the Government of Bermuda, or any authority or agency thereof, in respect of the issue of the Common Shares in accordance with the Offer and the Merger Agreement.

Reservations

   We have the following reservations:

  (a) We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except

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     Bermuda. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof.

  (b) In paragraph (1) above, the term "good standing" means that the Company has neither failed to make any filing with any Bermuda governmental authority nor to pay any Bermuda government fee or tax, which might make it liable to be struck off the Registrar of Companies and thereby cease to exist under the laws of Bermuda.

  (c) Any reference in this opinion to shares being "non-assessable" shall mean, in relation to fully paid shares of the Company and subject to any contrary provision in any agreement in writing between such company and the holder of such shares, that no shareholder shall be bound by an alteration to the Memorandum of Association or Bye-laws of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company.

Disclosure

   This opinion is addressed to you in connection with the filing by the Company of the Registration Statement with the Securities and Exchange Commission. Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

   We hereby consent to the inclusion of the opinion as an exhibit to the Registration Statement and to the references to our firm in the Prospectus.

   This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

                                         Yours faithfully

                                         /s/ Appleby Spurling & Kempe

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                                    SCHEDULE

(i) A copy of the prospectus (the "Prospectus") dated as of 23 August, 2001 to be filed with the Securities and Exchange Commission as part of the Registration Statement on Form S-4 (Registration No. 333--[ ]) on 23 August 2001 (excluding exhibits other than those specifically mentioned below) as emailed to us on 21 August, 2001.

(ii) A copy of the letter of transmittal together with ancillary documents in connection with the Offer.

(iii)  A copy of the executed Merger Agreement and Plan of Merger.

(iv) A copy of the permissions dated 20 April 1999, 29 April 1999 and 11 June 1999 given by the Bermuda Monetary Authority under the Exchange Control Act (1972) and related regulations for the issue of common shares of the Company.

(v) A Certificate of Compliance dated 23 August, 2001 issued by the Ministry of Finance in respect of the Company.

(vi) A certificate dated 23 August, 2001 issued by Mark H. Swartz, Executive Vice President and Chief Financial Officer of the Company (the "Officer's Certificate"), certifying the resolutions of the Executive Committee of the Company passed on 1 August, 2001 (the " Executive Resolutions").

(vii) A signed copy of the Resolutions of the Board of Directors of the Company passed on 10 December 1997 (the "Board Resolutions").

       The Executive Resolutions and the Board Resolutions are collectively referred to as the "Resolutions".

(viii) The entries and filings shown in respect of the Company on the file of the Company maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search on 23 August, 2001 (the "Company Search").

(ix) The entries and filings shown in respect of the Company in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search on 23 August, 2001 (the "Litigation Search").

(x) Certified copies of the Certificate of Incorporation, Memorandum of Association and Bye-laws of the Company incorporating all amendments to 27 March, 2001 (collectively referred to as the "Constitutional Documents").

(xi) An email confirmation by the Shareholder Services Division of the Company of the issued share capital of the Company as at 22 August, 2001.

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